Exhibit 15.1
Awareness Letter of Independent Registered Public Accounting Firm
July 21, 2015
Zoetis Inc.
Florham Park, New Jersey
Re: Registration Statement on Form S-3 of Zoetis Inc.
We are aware that our report dated May 7, 2015, on our review of interim financial information of Zoetis Inc. and its subsidiaries (the “Company”) as of March 29, 2015, and for the three month periods ended March 29, 2015, and March 30, 2014, and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 29, 2015, is incorporated by reference in the Company’s Registration Statement on Form S-3 dated July 21, 2015.
Pursuant to Rule 436 under the Securities Act of 1933 (“the Act’), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
Very truly yours,

/s/ KPMG LLP

New York, New York